UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2006

Ready Credit Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-50968	20-1667449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

(612) 279-2005
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2006, Ready Credit Corporation, a Nevada corporation (the “Company”), entered into a Debit Card Sponsorship Agreement (the “Agreement”) with Palm Desert National Bank, a national bank located at 73-745 El Paseo, Palm Desert, California (the “Bank”). The Bank is a member of Visa U.S.A., Star, and Pulse as well as other network systems. Under the Agreement, the Bank will sponsor all of the Company’s stored-value prepaid debit cards, which sponsorship services include issuing debit cards, administering bank accounts for the prepaid debit-card system (including making settlement transactions related to Company debit-card transactions), and participating in established card networks (e.g., Visa U.S.A., Star, Pulse).

The Agreement requires the Company to pay the Bank certain fees, including initial set-up fees, annual network-based fees, maintenance fees and per-transaction fees in return for the Bank’s sponsorship services under the Agreement.

The Agreement has an initial term of five years which will renew for successive two-year periods unless a party notifies the other of its desire to terminate at least 180 days prior to the next-scheduled termination date. The Company may, however, terminate the Agreement earlier by paying the Bank a cancellation fee, which fee decreases as the Agreement matures. The Agreement also contains other customary early-termination provisions, representations, warranties and covenants.

The foregoing description of certain of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed with this report as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

10.1	Debit Card Sponsorship Agreement, dated as of February 3, 2006, by and between Ready Credit Corporation and Palm Desert National Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ready Credit Corporation (Registrant)

Date: February 7, 2006	By:	/s/ Brian D. Niebur
Brian D. Niebur
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Debit Card Sponsorship Agreement, dated as of February 3, 2006, by and between Ready Credit Corporation and Palm Desert National Bank.